Exhibit 4.5

VISHAY PRECISION GROUP, INC.
STOCK OPTION AGREEMENT
PURSUANT TO
THE VISHAY PRECISION GROUP, INC.
2022 STOCK INCENTIVE PLAN
THIS AGREEMENT is made and entered into by and between Vishay Precision Group, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”) and ____________________ (hereinafter referred to as “Optionee”).
This Agreement is made pursuant to the Vishay Precision Group, Inc. 2022 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto and made part of this Agreement.
The Compensation Committee (“Committee”) of the Board of Directors of the Company has approved the grant of a stock option to the Optionee under the Plan, to provide the Optionee with an opportunity (i) to own shares of Common Stock (as defined in the Plan), (ii) to participate in the value of the Company attributable to stockholders, and (iii) to have a mutuality of interest with other stockholders of the Company. The Optionee is now an employee of the Company, and the Company desires to have the Optionee remain as an employee and to afford the Optionee the opportunity to acquire or enlarge stock ownership in the Company, so that the Optionee may have a direct proprietary interest in the Company’s success.
In consideration of the foregoing and of the mutual covenants and agreements set forth below, and intending to be legally bound hereby, the Company and the Optionee mutually promise and agree as follows:
1.Grant of Option. Effective [__________] (the “Grant Date”) and subject to the terms and conditions set forth herein and in the Plan, the Company grants to the Optionee an option to purchase (the “Option”) from the Company all or any part of _______________ shares of Common Stock (the “Shares”). The Option granted in this Agreement shall not be treated as an “incentive stock option” under Section 422 of the Internal Revenue Code.
2.Term of Option. The term of the Option shall commence as of the Grant Date and shall end on [__________], ([not later than the tenth] anniversary of the Grant Date) (the “Option Term”), unless earlier terminated in accordance with Section 5 of this Agreement and Section 7 of the Plan. The last day of the Option Term is referred to as the “Expiration Date.” The Option may not be exercised by any person after the Expiration Date.
3.Exercise of Option.
(a)The Optionee shall be entitled to exercise the Option pursuant to the following vesting schedule:

Anniversary of Grant Date	Percentage Vested

In order to receive credit for any additional increment of vesting under the above vesting schedule, the Optionee must be actively employed with the Company or a Subsidiary (as defined in the Plan) on the applicable anniversary of the Grant Date.
(b)Accelerated Vesting. [Insert any applicable accelerated vesting provisions.]
(c)The Option shall be exercised by the Optionee by delivering to the Company, on any business day during the Option Term on which the Option is exercisable, written notice on a form provided by the Company, specifying the number of Shares the Optionee desires to purchase. Such notice shall be accompanied by payment in full of the purchase price, subject to the requirements of Section 4, below.
4.Exercise Price.
(a)The price per share at which the Option is exercisable shall be the Fair Market Value (as defined in the Plan) of the Shares on the Grant Date (“Exercise Price”), which the Committee has determined to be $[___] per Share.
(b)Upon exercise of all or any part of the Option, the Optionee may pay the Exercise Price for the Shares being purchased (i) by a certified or bank check, payable to the order of the Company or, (ii) by such other means as the Committee determines are consistent with the purpose of the award and applicable law, including by a sale of Shares acquired in the exercise of the Option (to the extent such cashless exercise is permitted under rules promulgated by the Committee and under Section 16 of the Exchange Act).
(c)The Company shall have a right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificates or certificates for shares. The Optionee may satisfy the applicable withholding tax obligations by paying the amount of any taxes in cash, or, to the extent permitted by the Committee, Shares or other securities may be delivered to the Company or deducted from the number of Shares to be delivered to the Optionee to satisfy the obligation in full or in part as long as such withholding of Shares does not violate any applicable laws, rules, or regulations of federal, state, or local authorities (including Section 16 of the Securities Exchange Act of 1934, and the rules promulgated thereunder, if applicable). The Optionee shall make such payment or arrangement no later than the date as of which he or she is scheduled to receive such Common Stock. The obligations of the Company under the Plan are conditioned on such payment or arrangement and the Company, to the extent permitted by law, has the right to deduct any such taxes from any compensation of any kind otherwise due from the Company or a Subsidiary to the Optionee.

5.Rights as a Stockholder; Effect of Option. The Optionee or a Permissible Transferee (as defined in Section 12 of this Agreement) of any part of the Option shall have no rights as a stockholder of the Company with respect to any Shares covered by this Option, until the issuance of a stock certificate for those Shares. Once this Option or any portion thereof is exercised and Shares are transferred to the Optionee or Permissible Transferee, any stockholder agreements that apply to the Shares shall be binding on the Optionee or Permissible Transferee. This Option shall not be deemed to confer upon the Optionee any rights to continue in the employ of the Company.
6.Compliance with Securities Laws.
Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of Shares to the Optionee, any law, or any regulation or requirement of the Securities and Exchange Commission or any other governmental authority having jurisdiction shall require either the Company or the Optionee to take any action in connection with the Shares then to be issued, the issue of the Shares shall be deferred until the action shall have been taken; however, the Company shall have no liability whatsoever as a result of the non-issuance of the Shares, except to refund to the Optionee any consideration tendered in respect of the exercise price.
The certificate representing the Shares received by the Optionee pursuant to the exercise of the Option may be stamped with a legend or legends to make appropriate reference to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which shares of Common Stock are then listed, and any applicable Federal or state securities law. The Committee may require the Optionee to furnish to the Company, prior to the issuance of any Shares upon the exercise of all or any part of this Option, an agreement in which the Optionee or Permissible Transferee represents that the Shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof, in order to comply with the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which shares of Common Stock are then listed, and any applicable federal or state securities law. The Company may also require as a condition of the issuance and delivery of shares, that the optionee make such other covenants, agreements, or representations and that the certificates representing shares bear such other legends as the Committee deems necessary or desirable.
7.Governing Law. This Agreement and the Option granted in this Agreement shall be construed by and enforced in accordance with, and governed by the laws of, the State of Delaware.
8.Notice. Every notice or other communication which either the Company or the Grantee may be required or permitted to give to the other relating to the Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Unless and until some other address is so designated, all notices or communications by the Grantee to the Company shall be mailed to Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, Attention: Chief Financial Officer. All notices by the Company to the Grantee may be delivered to the Grantee personally or may be mailed to the Grantee at the address shown on the records of the Company.
9.Successors. This agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties. Any successors of this Agreement shall be entitled to all of the rights of and obligated to abide by all provisions of any stockholder agreements that apply to the Shares held by such successors.

10.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reasons be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision or portion thereof had never been contained herein.
11.Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties hereto and supersedes and replaces any prior Agreements between the Company and the Optionee on the matters addressed herein.
12.Transferability. The Optionee may transfer, sell, assign or otherwise dispose of the Option to another person (a “Permissible Transferee”) only by his or her will or the laws of descent and distribution. Any attempted transfer, sale, assignment or other disposition of the Option contrary to the provisions of this Section shall be null and void.
13.Subject to Plan. This Option is granted under and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
14.Amendment of Option Agreement. The Company may amend this Agreement and the Option granted herein, but, to the extent such amendment would materially impair the rights or materially increase the obligations of the Optionee, only with the consent of the Optionee.

15.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each counterpart of which will be regarded for all purposes as an original.
IN WITNESS WHEREOF, the parties have executed this Agreement on the _____ day of ____________________, _______.

ATTEST:	VISHAY PRECISION GROUP, INC.
By:	By:
Name:	Name:
Title:	Title:
OPTIONEE:

Signature

Print Name
OPTIONEE’S ADDRESS FOR NOTICES: